NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2010

SEATTLE, WA, March 8, 2011 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its fourth quarter and full year 2010 results.

Operating Summary for Fourth Quarter 2010 Compared to Fourth Quarter 2009

•	Total revenues increased $54.2 million, or 23.6%, to $283.8 million.
•	Adjusted EBITDAR increased $18.8 million, or 30.3%, to $80.8 million.
•	CFFO improved 52.6% to $15.7 million compared to $10.3 million.
•	Same community average monthly revenue per occupied unit improved by 2.4% to $3,783.
•	Same community average occupancy was flat between the periods.
•	Same community operating margin improved to 35.8% from 34.3%.

Operating Summary for Full Year 2010 Compared to Full Year 2009

•	Total revenues increased $108.3 million, or 12.1%, to $1.0 billion.
•	Adjusted EBITDAR increased $32.6 million, or 12.9%, to $285.6 million.
•	CFFO improved 16.3% to $50.4 million compared to $43.3 million.
•	Same community average monthly revenue per occupied unit improved by 2.9% to $3,761.
•	Same community average occupancy increased 50 basis points to 87.7%.
•	Same community operating margin improved to 35.3% from 35.1%.

“We are pleased to end the quarter and year with a significant increase in CFFO as a result of expanding same community operating margins and opportunistic acquisitions,” commented Granger Cobb, President and Chief Executive Officer.  “In 2010, we added 177 communities and approximately 15,500 units, of which 40 communities and approximately 4,200 units are included in our consolidated portfolio.  In addition, we continue to drive performance by balancing rate growth with increasing occupancy using a market-by-market approach, while maintaining effective cost controls.”

2010 Fourth Quarter Same Community Results

As of December 31, 2010, the consolidated Emeritus portfolio consisted of 306 communities, of which 254 communities are included in our definition of same communities.  Total same community revenue increased $5.4 million to $226.7 million from $221.3 million in the fourth quarter of 2009.  The increase in same community revenues consisted primarily of rate improvements.  Average monthly revenue per occupied unit increased 2.4% to $3,783 in the fourth quarter of 2010 from $3,694 in the corresponding period in 2009.  Average occupancy declined 10 basis points to 87.6% from 87.7% in the comparative period last year.  During the fourth quarter of 2010, we adjusted the reporting of our occupancy for skilled nursing operations from occupied “units” to occupied “beds” to align with industry practices.  These changes were applied to all reported periods and resulted in a 10 basis point decline in occupancy in our same community portfolio, which would have been flat on a “units” basis.

The Company’s same community operating expenses remained relatively flat at $145.6 million in the fourth quarter of 2010 compared to the prior year quarter.  The operating expenses reflected a 3.8% increase in salary and wages of $2.5 million, and a corresponding increase in payroll taxes of $0.3 million, both of which were partially offset by a net decrease in employee benefit expenses of $2.5 million, primarily health insurance and workers’ compensation expense.  The increase in salaries and wages included increased hours to care for a greater number of residents living in our communities.  An increasing number of our residents have elected to share living accommodations, which increases our resident count without a corresponding increase in our occupied units.  On a per resident day basis, same community salaries and wages increased by 2.1%.

Same community operating income (community revenues less community operating expenses) increased $5.3 million, or 7.0%, to $81.1 million for a 35.8% operating margin in the fourth quarter of 2010 compared with $75.8 million and a 34.3% margin in the fourth quarter of 2009.

2010 Fourth Quarter Consolidated Results

Total revenue in the fourth quarter of 2010 increased 23.6% to $283.8 million, compared to $229.6 million in the 2009 fourth quarter.  The $54.2 million revenue increase consisted of $5.4 million in our portfolio of 254 communities operated during both periods, $44.4 million from the acquisition and disposition of communities during 2010, $3.9 million in management fees primarily from the Sunwest acquisition, and $0.5 million from the change in deferral of move-in fee revenues.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 8.7% to $3,999 in the fourth quarter of 2010 from $3,678 in the fourth quarter of 2009.  This increase in rate was primarily due to the consolidated communities added in the fourth quarter of 2010 that had higher average rates.

In the fourth quarter of 2010, total average occupancy for the consolidated portfolio decreased to 86.2% from 87.0% in the fourth quarter of 2009 primarily from the acquisition of communities at lower occupancy rates.

Community operating expenses increased $33.7 million to $185.3 million in the fourth quarter of 2010 compared to $151.6 million in the prior year fourth quarter.  Approximately $30.6 million of the increase resulted from the acquisition and disposition of communities during 2010 and $3.1 million was from corporate expenses not allocated to communities, primarily related to changes in self-insurance reserves for open claim years prior to 2010.  Same community operating expenses were held essentially flat between the periods.

Community operating income increased $16.5 million, or 21.4%, to $93.2 million in the fourth quarter of 2010 compared with $76.7 million in the fourth quarter of 2009.

General and administrative expenses increased $5.3 million to $21.8 million in the fourth quarter of 2010 compared to $16.5 million in 2009, with the increase resulting primarily from a labor and benefit expense increase of $4.3 million from additional staffing to support the 168 communities added to our operated portfolio over the last two quarters of 2010, as well as higher non-cash stock option expenses of $0.6 million.  As a percent of total operated community revenues, which includes revenues of managed communities, general and administrative expenses decreased to 5.6% in the fourth quarter of 2010 compared to 6.4% in the prior year quarter.

For the quarter ended December 31, 2010, adjusted earnings before interest, taxes, depreciation and amortization, and rents (“Adjusted EBITDAR”) increased $18.8 million, or 30.3%, to $80.8 million from $62.0 million for the fourth quarter of 2009, with the increase primarily driven by the $16.5 million improvement in community operating income.  For the same period, cash from facility operations (“CFFO”) increased $5.4 million, or 52.6%, to $15.7 million from $10.3 million for the fourth quarter of 2009.

2010 Annual Consolidated Results

Total operating revenues increased by $108.3 million, or 12.1%, to $1.0 billion for the year ended December 31, 2010, compared to $898.7 million in 2009.  The total revenue increase consisted of $74.1 million from the acquisition and disposition of communities during 2010, $30.5 million, or an increase of 3.5%, from our portfolio of 254 communities operated during both periods, and $6.2 million from an increase in management fees primarily from the addition of the Sunwest Joint Venture communities in August through December 2010.  These increases were offset by $2.5 million from revenue adjustments primarily related to the deferral of move-in fee revenues.

Total average monthly revenue per occupied unit for the consolidated portfolio increased to $3,817 in 2010 from $3,641 in 2009, a 4.8% improvement.  For the total consolidated portfolio, average occupancy in 2010 increased 20 basis points to 86.9% compared to 86.7% in 2009.

Community operating expenses increased $76.3 million to $662.1 million in 2010 compared to $585.8 million in 2009.  Approximately $51.8 million of the increase resulted from the acquisition and disposition of communities during 2010, while $18.2 million, an increase of 3.2%, was from the 254 same communities, and $6.3 million was from corporate expenses not allocated to communities, primarily related to changes in self-insurance reserves for claim years prior to 2010.

Community operating income increased $25.7 million, or 8.4%, to $333.0 million in 2010 compared with $307.3 million in 2009.

General and administrative expenses increased $10.8 million to $74.5 million in 2010 compared to $63.7 million in 2009, with the increase resulting primarily from a labor and benefit expense increase of $7.9 million from additional staffing to support the net addition of 177 communities to our operated portfolio during 2010, as well as higher non-cash stock option expenses of $1.8 million.  As a percent of total operated community revenues, which includes revenues of managed communities, general and administrative expenses decreased to 6.0% in 2010 compared to 6.3% in 2009.

For the year ended December 31, 2010, Adjusted EBITDAR increased 12.9% to $285.6 million from $252.9 million for 2009, with the increase primarily driven by the $25.7 million improvement in community operating income.  For the same period, CFFO increased $7.1 million, or 16.3%, to $50.4 million from $43.3 million for 2009.

Significant Fourth Quarter 2010 Transactions

During the fourth quarter of 2010, the Company completed its previously announced transactions with affiliates of HCP, Inc. leasing a total of 27 senior living communities.  The communities are located in 13 states and consist of approximately 3,240 units, comprised of 2,020 assisted living, 630 memory care, 450 skilled nursing and 140 independent living units. We assumed operation of the communities under the leases on November 1, 2010.

In December 2010, the Company acquired an 80-unit assisted living and memory care community located in Arkansas for a purchase price of $11.2 million.  At the same time, we purchased the real estate for two communities we formerly leased under long-term lease agreements for a combined purchase price of $21.5 million.  We financed the purchase of these three communities with a mortgage loan in the amount of $28.0 million.

In addition, during the fourth quarter of 2010 the Company completed an underwritten public offering of an aggregate of 4,575,000 shares of the Company’s common stock, including overallotments, with net proceeds from the offering of approximately $80.3 million.

Balance Sheet

As of December 31, 2010, the Company had $110.1 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On December 31, 2010, total assets were $2.6 billion, including $2.2 billion of net investments in property and equipment; total debt was $2.0 billion, including capital lease obligations, of which $87.5 million is classified as current.  Total shareholders’ equity was $351.5 million.

2011 Guidance

The Company provides annual guidance in certain key categories.  The guidance pertains to the Company’s existing portfolio and excludes future acquisitions.

The Company expects the following for 2011:
•	Consolidated revenue in the range of $1.20 billion to $1.25 billion.
•	Routine capital expenditures in the range of $16.0 million to $18.0 million, which equates to about $550 to $640 per consolidated unit.
•	General and administrative expenses as a percent of total operated revenue to be approximately 5.8%.

Conference Call

The Company will host a conference call on Tuesday, March 8, 2011, at 5:00 P.M. Eastern Time to discuss its financial results for the quarter and year ended December 31, 2010.  Hosting the call will be Mr. Granger Cobb, President and Chief Executive Officer, and Mr. Robert Bateman, Executive Vice President and Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-0789, or for international participants (201) 689-8562.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Tuesday, March 8, 2011, until midnight Eastern Time, Tuesday, March 15, 2011.  The dial in numbers for the replay are (877) 870-5176, or for international participants (858) 384-5517.  To access the telephonic replay, enter the conference ID 368238.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the Securities and Exchange Commission (the “SEC”) on or about March 11, 2011.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and years ended December 31, 2010 and 2009 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net loss	$(15,393)	$(16,198)	$(57,842)	$(54,818)
Depreciation and amortization	25,352	18,889	86,697	77,138
Interest income	(128)	(133)	(494)	(1,035)
Interest expense	33,599	26,989	114,952	106,340
Net equity (earnings) losses for unconsolidated joint ventures	596	(177)	915	(1,285)
Provision for (benefit of) income taxes	(1,733)	(564)	(762)	336
Loss (gain) from discontinued operations	(384)	(35)	1,345	1,335
Amortization of above/below market rents	2,104	2,343	8,635	9,684
Loss on lease termination	2,419	—	2,419	—
Amortization of deferred gains	(293)	(309)	(1,197)	(769)
Stock-based compensation	1,457	850	5,934	4,100
Change in fair value of interest rate swaps	—	(228)	182	(849)
Deferred revenue	(84)	355	3,372	830
Deferred straight-line rent	3,404	4,095	14,635	18,866
Losses and impairments on sale of assets – continuing operations	—	4,553	162	6,308
Acquisition, development, and financing expenses	1,212	241	2,325	786
Actuarial self-insurance reserve adjustments	2,668	(1,033)	5,263	(1,941)
Adjusted EBITDA	54,796	39,638	186,541	165,026
Operating lease expense, net	26,040	22,385	99,020	87,923
Adjusted EBITDAR	$80,836	$62,023	$285,561	$252,949

The following table shows the reconciliation of net cash provided by operating activities to CFFO and CFFO, as adjusted, for the three months and years ended December 31, 2010 and 2009 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net cash provided by operating activities	$23,202	$8,897	$83,701	$64,007
Remove effect of changes in operating assets and liabilities	(480)	7,688	(9,097)	3,916
Repayment of capital lease and financing obligations	(3,234)	(2,702)	(12,098)	(9,705)
Recurring capital expenditures	(4,389)	(4,162)	(14,092)	(17,052)
Distributions from unconsolidated joint ventures, net	594	564	1,975	2,153
Cash From Facility Operations	$15,693	$10,285	$50,389	$43,319

CFFO per share	$0.38	$0.26	$1.26	$1.11

Adjust for actuarial self-insurance reserve adjustments	2,668	(1,033)	5,263	(1,941)
Adjust for unusual income tax benefits	(2,037)	(1,069)	(2,037)	(1,069)
Cash From Facility Operations, as adjusted	$16,324	$8,183	$53,615	$40,309

CFFO per share, as adjusted	$0.39	$0.21	$1.34	$1.03

We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

The Company recorded an increase of $2.7 million for changes in estimates of prior year self-insurance reserves during the fourth quarter of 2010, and recorded expense reductions of $1.0 million in the same period during 2009, resulting in an expense increase of $3.7 million.  We recorded an expense increase of $5.3 million for changes in estimates of prior year self-insurance reserves during 2010, and recorded expense reductions of $1.9 million in 2009, resulting in an expense increase of $7.2 million.  These changes in estimates related to actuarially determined self-insurance reserves for workers’ compensation and professional and general liability for open claim periods prior to 2010, and are included in the table above as well as in unallocated corporate expenses noted earlier in this release.

The Company recorded a tax benefit of $2.0 million in the fourth quarter of 2010 resulting from the resolution of certain tax contingencies.  In the fourth quarter of 2009, we also recorded a tax benefit of $1.1 million related to the carryback of tax losses to offset prior year taxable income.

For a more detailed understanding of Emeritus, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the SEC on or about March 11, 2011, or visit the Company’s Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 481 communities in 42 states representing capacity for approximately 42,800 units and approximately 49,900 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady                                                                 Sari Martin
Liz.brady@icrinc.com                                           Sari.martin@icrinc.com
646-277-1226                                                          203-682-8345

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
 (In thousands, except share data)

ASSETS

	December 31,	December 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$110,124	$46,070
Short-term investments	2,874	2,208
Trade accounts receivable, net of allowance of $1,497 and $1,009	23,055	10,861
Other receivables	7,215	7,251
Tax, insurance, and maintenance escrows	22,271	23,565
Prepaid insurance expense	28,852	25,968
Deferred tax asset	15,841	17,756
Other prepaid expenses and current assets	6,417	5,463
Total current assets	216,649	139,142
Investments in unconsolidated joint ventures	19,394	2,091
Property and equipment, net of accumulated depreciation of $304,495 and $222,518	2,163,556	1,716,472
Restricted deposits	14,165	14,349
Goodwill	75,820	74,755
Other intangible assets, net of accumulated amortization of $36,109 and $28,883	100,239	116,418
Other assets, net	23,969	26,713
Total assets	$2,613,792	$2,089,940

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$73,197	$21,324
Current portion of capital lease and financing obligations	14,262	11,144
Trade accounts payable	7,840	5,928
Accrued employee compensation and benefits	53,663	37,624
Accrued interest	7,969	8,013
Accrued real estate taxes	12,306	10,715
Accrued professional and general liability	10,810	8,445
Other accrued expenses	18,759	14,033
Deferred revenue	13,757	10,729
Unearned rental income	21,814	18,669
Total current liabilities	234,377	146,624
Long-term debt obligations, less current portion	1,305,757	1,375,088
Capital lease and financing obligations, less current portion	629,797	165,372
Deferred gain on sale of communities	5,914	7,111
Deferred straight-line rent	50,142	34,659
Other long-term liabilities	36,299	42,188
Total liabilities	2,262,286	1,771,042
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 44,193,818 and 39,274,590 shares	4	4
Additional paid-in capital	814,209	725,652
Accumulated other comprehensive income	1,472	807
Accumulated deficit	(471,340)	(414,381)
Total Emeritus Corporation shareholders' equity	344,345	312,082
Noncontrolling interest-related party	7,161	6,816
Total shareholders' equity	351,506	318,898
Total liabilities, shareholders' equity, and noncontrolling interest	$2,613,792	$2,089,940

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	(unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Community revenue	$278,489	$228,291	$995,179	$893,043
Management fees	5,277	1,330	11,886	5,689
Total operating revenues	283,766	229,621	1,007,065	898,732

Expenses:
Community operations (exclusive of depreciation and amortization
and community leases shown separately below)	185,323	151,557	662,140	585,783
General and administrative	21,786	16,446	74,480	63,647
Acquisitions and development	944	52	1,842	517
Impairments on long-lived assets	—	4,553	—	6,308
Depreciation and amortization	25,352	18,889	86,697	77,138
Community leases	31,548	28,823	122,290	116,473
Total operating expenses	264,953	220,320	947,449	849,866
Operating income from continuing operations	18,813	9,301	59,616	48,866

Other income (expense):
Interest income	128	133	494	1,035
Interest expense	(33,599)	(26,989)	(114,952)	(106,340)
Change in fair value of interest rate swaps	—	228	(182)	849
Net equity earnings (losses) for unconsolidated joint ventures	(596)	177	(915)	1,285
Other, net	(2,256)	353	(1,320)	1,158
Net other expense	(36,323)	(26,098)	(116,875)	(102,013)

Loss from continuing operations before income taxes	(17,510)	(16,797)	(57,259)	(53,147)
Benefit of (provision for) income taxes	1,733	564	762	(336)
Loss from continuing operations	(15,777)	(16,233)	(56,497)	(53,483)
Loss from discontinued operations	384	35	(1,345)	(1,335)
Net loss	(15,393)	(16,198)	(57,842)	(54,818)
Net loss attributable to the noncontrolling interest	237	268	883	943
Net loss attributable to Emeritus Corporation common shareholders	$(15,156)	$(15,930)	$(56,959)	$(53,875)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.37)	$(0.41)	$(1.39)	$(1.34)
Discontinued operations	0.01	—	(0.03)	(0.03)
	$(0.36)	$(0.41)	$(1.42)	$(1.37)

Weighted average common shares outstanding: basic and diluted	41,816	39,259	39,974	39,183

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(57,842)	$(54,818)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	86,697	77,138
Amortization of above/below market rents	8,635	9,684
Loss on lease termination	2,419	—
Amortization of deferred gains	(1,197)	(769)
Losses on sale and impairment of long-lived assets	1,517	7,542
Amortization of loan fees	2,964	3,227
Allowance for doubtful receivables	5,418	3,464
Net equity investment losses (earnings)	915	(1,285)
Stock-based compensation	5,934	4,100
Change in fair value of interest rate swaps	182	(849)
Deferred revenue	3,372	830
Deferred straight-line rent	14,635	18,866
Other	955	793
Changes in operating assets and liabilities:
Change in other operating assets and liabilities, net	9,097	(3,916)
Net cash provided by operating activities	83,701	64,007

Cash flows from investing activities:
Acquisition of property and equipment	(23,593)	(30,452)
Community acquisitions	(33,015)	(32,626)
Sale of property and equipment	5,262	2,677
Lease and contract acquisition costs	(1,508)	(1,339)
Payments from (to) affiliates and other managed communities, net	(530)	918
Distributions from (contributions to) unconsolidated joint ventures, net	(18,218)	2,153
Net cash used in investing activities	(71,602)	(58,669)

Cash flows from financing activities:
Proceeds from sale of stock, net	82,623	1,028
Decrease (increase) in restricted deposits	437	(1,710)
Debt issuance and other financing costs	(2,776)	(885)
Proceeds from long-term borrowings and financings	28,000	42,439
Repayment of long-term borrowings and financings	(45,458)	(19,443)
Repayment of capital lease and financing obligations	(12,098)	(9,705)
Tax benefit of stock compensation	—	622
Noncontrolling interest contribution	1,227	1,132
Net cash provided by financing activities	51,955	13,478
Net increase in cash and cash equivalents	64,054	18,816
Cash and cash equivalents at the beginning of the period	46,070	27,254
Cash and cash equivalents at the end of the period	$110,124	$46,070

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	12/31/2010	9/30/2010
Revenues:
Community revenue	$278,489	$246,030
Management fees	5,277	3,934
Total operating revenues	283,766	249,964

Expenses:
Community operations (exclusive of depreciation and amortization
and community leases shown separately below)	185,323	164,343
General and administrative	21,786	18,423
Acquisitions and development	944	547
Depreciation and amortization	25,352	20,244
Community leases	31,548	31,988
Total operating expenses	264,953	235,545
Operating income from continuing operations	18,813	14,419

Other income (expense):
Interest income	128	123
Interest expense	(33,599)	(27,101)
Change in fair value of interest rate swaps	—	(170)
Net equity earnings (losses) for unconsolidated joint ventures	(596)	(770)
Other, net	(2,256)	480
Net other expense	(36,323)	(27,438)

Loss from continuing operations before income taxes	(17,510)	(13,019)
Benefit of (provision for) income taxes	1,733	(326)
Loss from continuing operations	(15,777)	(13,345)
Loss from discontinued operations	384	(559)
Net loss	(15,393)	(13,904)
Net loss attributable to the noncontrolling interest	237	229
Net loss attributable to Emeritus Corporation common shareholders	$(15,156)	$(13,675)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.37)	$(0.34)
Discontinued operations	0.01	(0.01)
	$(0.36)	$(0.35)

Weighted average common shares outstanding: basic and diluted	41,816	39,477

Emeritus Corporation
Lease, Interest and Depreciation Expense
For the Calendar Quarters Ended
(unaudited)
(In Thousands)

		Projected
		Range
	Q4-2010	Q1-2011
Community lease expense - GAAP	$31,548	$31,200 - $31,400
Less:
Deferred straight-line rent	(3,404)	(2,600) - (2,700)
Above/below market rent	(2,104)	(2,000) - (2,100)
Plus:
Capital lease interest	10,366	13,400 - 13,600
Capital lease principal	2,244	2,100 - 2,200
Community lease expense - CASH	$38,650	$42,100 - $42,400

Interest expense - GAAP	$33,599	$35,220 - $35,830
Less:
Straight-line interest	(19)	(20) - (30)
Capital lease interest	(10,366)	(13,400) - (13,600)
Loan fee amortization	(712)	(800) - (900)
Interest expense - CASH	$22,502	$21,000 - $21,300

Depreciation – owned assets	$15,631	$16,200 – $16,300
Depreciation – capital leases	8,977	11,200 – 11,300
Amortization – intangible assets	744	800 – 900
Total depreciation and amortization expense	$25,352	$28,200 - $28,500

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Calendar Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Average consolidated communities	264.7	273.7	275.3	278.0	296.7
Average available units	23,770	24,140	24,365	24,618	26,926
Average occupied units	20,691	21,023	21,238	21,432	23,212
Average occupancy	87.0%	87.1%	87.2%	87.1%	86.2%
Average monthly revenue per occupied unit	$3,678	$3,692	$3,732	$3,827	$3,999
Calendar days	92	90	91	92	92

Community revenues:
Community revenues	$225,207	$229,815	$234,560	$242,034	$274,845
Move-in fees	3,948	3,753	3,838	4,543	4,856
Move-in incentives	(864)	(695)	(611)	(547)	(1,212)
Total community revenues	$228,291	$232,873	$237,787	$246,030	$278,489

Community operating expenses:
Salaries and wages - regular and overtime	$70,323	$69,808	$72,574	$75,726	$88,031
Average daily salary and wages	$764	$776	$798	$823	$957
Average daily wages per occupied unit	$36.94	$36.90	$37.55	$38.41	$41.22

Payroll taxes and employee benefits	$24,503	$26,244	$24,672	$25,232	$27,016
Percent of salaries and wages	34.8%	37.6%	34.0%	33.3%	30.7%

Actuarial self-insurance reserve adjustments	$(1,033)	$584	$1,859	$134	$2,668

Utilities	$9,878	$11,522	$9,792	$12,158	$11,453
Average monthly cost per occupied unit	$159	$183	$154	$189	$164

Facility maintenance and repairs	$5,683	$5,898	$5,715	$6,123	$6,023
Average monthly cost per occupied unit	$92	$94	$90	$95	$86

All other community operating expenses	$42,203	$40,966	$42,840	$44,970	$50,132
Average monthly cost per occupied unit	$680	$650	$672	$699	$720

Total community operating expenses	$151,557	$155,022	$157,452	$164,343	$185,323

Community operating income	$76,734	$77,851	$80,335	$81,687	$93,166

Operating income margin	33.6%	33.4%	33.8%	33.2%	33.5%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Calendar Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)
	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Consolidated:
Average consolidated communities	264.7	273.7	275.3	278.0	296.7
Community revenue	$228,291	$232,873	$237,787	$246,030	$278,489
Community operating expense	$151,557	$155,022	$157,452	$164,343	$185,323
Average occupancy	87.0%	87.1%	87.2%	87.1%	86.2%
Average monthly revenue per unit	$3,678	$3,692	$3,732	$3,827	$3,999
Operating income margin	33.6%	33.4%	33.8%	33.2%	33.5%

Same Community:
Average consolidated communities	254.0	254.0	254.0	254.0	254.0
Community revenue	$221,335	$223,017	$224,925	$227,554	$226,689
Community operating expense	$145,504	$145,724	$143,733	$149,108	$145,567
Average occupancy	87.7%	87.6%	87.8%	87.8%	87.6%
Average monthly revenue per unit	$3,694	$3,722	$3,746	$3,791	$3,783
Operating income margin	34.3%	34.7%	36.1%	34.5%	35.8%